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                                                                   EXHIBIT 10.57


                              SETTLEMENT AGREEMENT

                  THIS AGREEMENT is made and entered into as of March 29, 2001 ("Settlement Agreement") by and among Steven Picheny, an individual residing at 17 Seekonk Road, Great Barrington, Massachusetts 01230, and Howard Fuchs, an individual residing at 175 Mimosa Drive, East Hills, New York 11576 (Steven Picheny and Howard Fuchs hereinafter being collectively referred to as "Plaintiffs"), and Horizon Medical Products, Inc., a Georgia corporation with its principle place of business at 4200 Northside Parkway, Building 7, Atlanta, Georgia 30303-1793 ("Horizon") (Steven Picheny, Howard Fuchs, and Horizon Medical Products, Inc. hereinafter being collectively referred to as the "Parties").

                  WHEREAS, the Parties, along with Christine Selby, who is not a party to the Action, as defined below, or to this Settlement Agreement, are all signatories to a Stock Purchase Agreement dated October 15, 1998, as amended on December 14, 1999 (the "First Amendment") and again on December 15, 2000 (the "Second Amendment") (the Stock Purchase Agreement together with the First Amendment and the Second Amendment hereinafter being collectively referred to as the "Agreement");

                  WHEREAS, Horizon has defaulted in payment of the Second Anniversary Payment due under the Agreement, and as of January 5, 2001, the amount owed to Plaintiffs is $1,031,736.36;

                  WHEREAS, on February 14, 2001, Plaintiffs commenced an action in the United States District Court for the Southern District of New York, captioned Steven Picheny and Howard Fuchs v. Horizon Medical Products, Inc., No. 01-CV-1151 (RLC) (the "Action"), alleging that Horizon defaulted under the Agreement;
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                  WHEREAS, the Parties wish to resolve the pending Action and all matters arising therefrom without further delay and expense, and to modify the terms of the Agreement pursuant to the terms of this Settlement Agreement;

                  NOW, THEREFORE, IT IS AGREED, by and among the Parties, in consideration of the benefits flowing to the Parties hereto, upon and subject to the following terms and conditions, as follows:

                  1. Horizon will pay Plaintiffs the aggregate principal of $1,031,736.36 owed as the Second Anniversary Payment under the Second Amendment at a rate of nine thousand four hundred dollars ($9,400) per month beginning on April 15, 2001, until final payment of the remaining outstanding balance for the Second Anniversary Payment is due on February 10, 2002.

                  2. Horizon will pay on a monthly basis, together with the principal payments due hereunder, simple interest on the unpaid balance of the Second Anniversary Payment at a rate of eleven percent (11%) per annum. A schedule of the payments of principal and interest is annexed hereto. In addition, Horizon will, within two days of the execution of this Settlement Agreement, pay $27,362.89 in interest that has accrued since Horizon's last payment to Plaintiffs under the Second Amendment.

                  3. Horizon will make its final payment and fully pay any amounts owed as the Second Anniversary Payment under the Second Amendment and this Settlement Agreement on February 10, 2002.

                  4. If Horizon engages in a general refinancing of its principal credit facility, Horizon will, at its election, either (a) immediately pay the full amount owed under the Agreement or (b) give Plaintiffs a first lien on Horizon's assets on which the primary lender


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currently has a first lien prior to closing such refinancing and execute all UCC and other financing documents necessary to secure such lien.

                  5. Horizon will pay to Steven Picheny, within two days of executing this Settlement Agreement, the sum of ten thousand dollars ($10,000), representing a portion of Plaintiffs' legal fees and expenses incurred during or related to the prosecution of this Action and with respect to the settlement.

                  6. Simultaneously with the execution of this Agreement, Horizon shall sign an affidavit of confession of judgment (the "Confession") in the form attached hereto and deliver such Confession to counsel for Plaintiffs. Plaintiffs may enter judgment upon such Confession in the event of any default by Horizon under this Settlement Agreement, including but not limited to payment obligations and obligations to execute or deliver documents.

                  7. Horizon will pay Plaintiffs' monthly premiums for their COBRA benefits under the Stepic Health Plan, or the amount of that premium should Plaintiffs not be eligible for the plan for any reason, from the date hereof until all amounts are paid under the Agreement. Plaintiffs agree to maintain the confidentiality of this provision and will disclose only on a need-to-know basis, except to the extent disclosure may be affirmatively required by law. Notwithstanding the foregoing, in the event of disclosure, Horizon shall not be relieved of any of its obligations hereunder.

                  8. Plaintiffs will immediately voluntarily dismiss the Action, including withdrawing their pending motion for summary judgment, and also take whatever other legal action as may reasonably be necessary to finalize fully this Settlement Agreement.

                  9. This Settlement Agreement represents the entire agreement among the Parties and supersedes any prior agreements and understandings, written or oral, among the


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Parties with respect to payment of the Second Anniversary Payment under the
Agreement. The Settlement Agreement may not be modified or amended except in a writing signed by all of the Parties. Except as modified by this Settlement Agreement, the Agreement remains in full force and effect. This Settlement Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York (without application of its choice of law rules). Any action or proceeding arising out of or relating to this Settlement Agreement shall be brought exclusively in the United States District Court, Southern District of New York or the Supreme Court of the State of New York, New York County. The parties hereby consent to the personal jurisdiction of New York courts in any action to enforce the provisions of this Settlement Agreement.

                  10. This Settlement Agreement may be executed in one or more actual or telecopied counterparts, all of which together shall be one and the same instrument and all of which shall be considered duplicate originals. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and assigns, and upon any corporation or other entity with which any Party hereto may merge or consolidate.

                  11. Should any provision of this Settlement Agreement require judicial interpretation, the Parties agree that a court shall not apply a presumption that the terms shall be more strictly construed against the Party who prepared the same, it being agreed that all Parties collectively participated in the negotiation and preparation of this Settlement Agreement. Each of the following attorneys executing this Settlement Agreement on behalf of the Parties warrants and represents that he has been duly authorized and empowered to execute this Settlement Agreement on behalf of each such respective Party.


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                  IN WITNESS WHEREOF, the Parties hereto have executed this
Settlement Agreement effective as stated above. Dated: March 30, 2001


BLANK ROME TENZER GREENBLATT LLP       KING & SPALDING



By: /s/ Harris N. Cogan                By: /s/ Ralph A. DeSena
   ------------------------------         ---------------------------------
   Harris N. Cogan (HC 9313)               Ralph A. DeSena (RD 7565)
405 Lexington Avenue                   1185 Avenue of the Americas
New York, New York 10174               New York, New York 10036-4003
Tel: (212) 885-5000                    Tel: (212) 556-2100

Attorneys for                         Attorneys for
  Howard Fuchs and Steven Picheny       Horizon Medical Products, Inc.


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